Exhibit 4.1
PEABODY ENERGY CORPORATION
Notice of Adjustment of Conversion Rate
February 8, 2010
Holders of 4.75% Convertible Junior Subordinated Debentures due 2066
     This Notice is provided pursuant to Section 2.18(j) of the First Supplemental Indenture dated as of December 20, 2006 (the “Supplemental Indenture”), between Peabody Energy Corporation (the “Company”) and U.S. Bank National Association, as Trustee, relating to the Company’s 4.75% Convertible Junior Subordinated Debentures due 2066. Capitalized terms used herein without definition have the meanings assigned to them in the Supplemental Indenture.
1.	Pursuant to the Supplemental Indenture, the Conversion Rate is required to be adjusted for distributions of cash to all or substantially all holders of Common Stock by multiplying the Conversion Ratio in effect on the Trading Day immediately prior to the Ex-Dividend Date for such distribution on the NYSE by a fraction, (i) the numerator of which shall be equal to the Current Market Price per share of Common stock on such date, less the Dividend Threshold Amount and (ii) the denominator of which shall be equal to the Current Market Price per share of Common Stock on such date, less the amount of the distribution per share of Common Stock. Prior to the Conversion Rate adjustment from 17.1078 to 17.1125 effective February 8, 2009 (the “Prior Adjustment”), all quarterly dividends paid were equal in amount to the Dividend Threshold Amount which resulted in no adjustment to the Conversion Rate. Subsequent to the Prior Adjustment, the Conversion Rate shall be adjusted as follows:

Conversion Rate (Ex-Dividend Date 2/9/09) = 17.1125 x	$27.01 - $0.056598	= 17.1147
$27.01 - $0.060000

Conversion Rate (Ex-Dividend Date 4/28/09) = 17.1147 x	$25.91 - $0.056590	= 17.1170
$25.91 - $0.060000

Conversion Rate (Ex-Dividend Date 8/5/09) = 17.1170 x	$33.86 - $0.056583	= 17.1187
$33.86 - $0.060000

Conversion Rate (Ex-Dividend Date 11/3/09) = 17.1187 x	$40.67 - $0.056577	= 17.1244
$40.67 - $0.070000
Pursuant to Section 2.18(i) of the Supplemental Indenture, Conversion Rate adjustments resulting in an aggregate change of less than 1% are not required to be made immediately. The Company has carried forward the adjustments detailed above within one year of the first such adjustment and is adjusting the Conversion Rate from 17.1125 to 17.1244.

2.	The effective date of the adjusted Conversion Rate shall be February 8, 2010.

3.	The following table sets forth the adjusted Stock Prices and number of Additional Shares issuable per $1,000 principal amount of Debentures in the event a Holder elects to convert Debentures in connection with a Non-Stock Change of Control.

	Stock Price
Effective Date	$41.71	$47.13	$58.40	$65.98	$75.41	$84.84	$94.26	$141.39	$188.53	$235.66	$282.79
December 20, 2006	6.8496	5.6274	3.9797	3.2718	2.6516	2.2139	1.8928	1.0752	0.7323	0.5391	0.4135
December 15, 2007	6.8496	5.3222	3.6489	2.9435	2.3385	1.9224	1.6247	0.9043	0.6167	0.4560	0.3512
December 15, 2008	6.8496	4.9654	3.2523	2.5464	1.9584	1.5692	1.3019	0.7043	0.4821	0.3582	0.2772
December 15, 2009	6.8496	4.6181	2.8208	2.0974	1.5195	1.1604	0.9304	0.4843	0.3346	0.2501	0.1943
December 15, 2010	6.8496	4.3534	2.3778	1.5868	0.9938	0.6699	0.4951	0.2487	0.1749	0.1314	0.1025
December 15, 2011	6.8496	4.2795	2.0987	1.0532	0.0470	—	—	—	—	—	—
December 15, 2012	6.8496	4.2641	2.0899	1.0484	0.0468	—	—	—	—	—	—
December 15, 2013	6.8496	4.2513	2.0821	1.0442	0.0466	—	—	—	—	—	—
December 15, 2014	6.8496	4.2399	2.0747	1.0400	0.0464	—	—	—	—	—	—
December 15, 2015	6.8496	4.2324	2.0691	1.0367	0.0463	—	—	—	—	—	—
December 15, 2016	6.8496	4.2278	2.0631	1.0322	0.0459	—	—	—	—	—	—
December 15, 2021	6.8496	4.2985	2.0926	1.0459	0.0466	—	—	—	—	—	—
December 15, 2026	6.8496	4.4453	2.1573	1.0764	0.0478	—	—	—	—	—	—
December 15, 2031	6.8496	4.5851	2.2099	1.0990	0.0487	—	—	—	—	—	—
December 20, 2036	6.8496	4.7443	2.2528	1.1147	0.0492	—	—	—	—	—	—
The adjusted Stock Prices equal the prices per share applicable immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and (ii) the denominator of which is the Conversion Rate as so adjusted.

If the Stock Price is more than $282.79, subject to adjustment, the number of Additional Shares will be zero.

If the Stock Price is less than $41.71, subject to adjustment, the number of Additional Shares will be zero.

In no event will the total number of shares of Common Stock issuable upon conversion of a Debenture (after giving effect to any Additional Shares issuable pursuant to Section 2.24 of the Supplemental Indenture) exceed 23.9741 per $1,000 principal amount of Debentures, subject to adjustment in the same manner and for the same events as the Conversion Rate may be adjusted pursuant to Section 2.18 of the Supplemental Indenture.